Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The St. Joe Company:

We consent to the incorporation by reference in the registration statements (No. 333-43007, No. 333-51726, No. 333-51728, No. 333-106046, and No. 333-159347) on Form S-8 of The St. Joe Company and subsidiaries (the Company) of our reports dated February 28, 2013, with respect to the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Company.

/s/ KPMG

Certified Public Accountants

Miami, Florida

March 1, 2013